Exhibit 99.01

April 13, 2010

RE:  Employment with Immersion Corporation

Dear Shum:

This offer supersedes the offer dated April 2, 2010.  Upon board approval, Immersion Corporation (the “Company” or “Immersion”) is pleased to present this offer for the position of Chief Financial Officer, on the terms set forth in this agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

Reporting Duties and Responsibilities.  In this position, you will be reporting to Vic Viegas, Interim President and CEO.

Salary and Benefits.  Your annual base salary of $ 275,000.00, is payable in accordance with the Company’s customary payroll practice, which is bi-weekly.  For  payment purposes the bi-weekly amount is  $10,576.93.  This offer is for a full-time, salaried, exempt position.  Our Company’s focal reviews are normally conducted in January at which time your performance will be evaluated.  You will also receive the Company’s standard employee benefits package. A copy of our current benefits package is enclosed.  Please note that the Company’s benefit package is subject to change at any time.

In addition, you will be eligible to participate in the Company’s 2010 Executive Incentive Plan (EIP) with a target of 50% of your base salary, and (i) 70% of which is based upon the Company’s performance, and (ii) 30% of which is based upon MBO’s.

Retention Bonus. The company will also provide you with a retention bonus in the amount of $50,000.00 to be paid after two years of continuous employment with Immersion.

Stock Options.  Effective upon board approval, the Company will grant you an option to purchase 200,000 shares of the Company’s Common Stock pursuant to the Company’s stock option plan and standard stock option agreement.  All options will have an exercise price that will be equal to the fair market value of the Company’s Common Stock on the 10th business day in the month following the month of your start date.  The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company.

Change of Control Benefits.  Subject to the approval of the Compensation Committee of the Board, the Company will enter into the Retention and Ownership Change Event Agreement, enclosed.

Background Investigation. This offer is contingent upon a satisfactory background investigation.  This agreement may be revoked in the event the results of the investigation do not meet Immersion’s requirements.

Confidential Information.  As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment.  A copy of the agreement is attached for your review.  We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

At-Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

Authorization to Work.  The Immigration Reform and Control Act of 1986 requires you, within three business days of hire, to present documentation demonstrating that you have authorization to work in the United States.  Acceptable documentation is shown on the enclosed form titled Employment Eligibility Verification (Form I-9).  Please bring this form to work along with the appropriate documentation to the new employee orientation on your first day of employment.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.

Term of Offer.  This offer will expire at the end of business day on April 16, 2010.   Upon acceptance of this offer, please sign the enclosed copy of this letter in the space indicated and return it to me.  Your signed acceptance below will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and heirs, administrators and executors, will be governed by California law, and may only be amended in writing signed by you and the Company.

We are excited and pleased to have you join the Immersion team in this exciting role and we look forward to a mutually beneficial working relationship.

Sincerely,

/s/ Victor Viegas
Victor Viegas
Interim President and Chief Executive Officer

Agreed and Accepted
I agree to and accept employment with Immersion Corporation on the terms and conditions set forth in this agreement.

/s/ Shum Mukherjee                                              4/14/2010
Shum Mukherjee                                                  Date

Anticipated Start Date:  May 1, 2010